SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                 April 28, 1999




                            CLASSIC BANCSHARES, INC.
------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)


            Delaware                   0-27170                61-1289391
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(State or other jurisdiction  (Commission File No.) (IRS Employer Identification
of incorporation) No.)



       344 17th Street, Ashland, Kentucky                           41101
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  (Address of principal executive offices)                        (Zip Code)




        Registrant's telephone number, including area code: (606) 325-4789
                                                            --------------


                                       N/A
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           (Former name or former address, if changed since last report)

Item 5.     Other Events

     On April 28, 1999, the Registrant issued the press release attached hereto as Exhibit 99.1 announcing its earnings for the fiscal year ended March 31, 1999. On April 22, 1999, the Registrant issued the press release attached hereto as Exhibit 99.2 announcing the declaration of a cash dividend, the completion of a repurchase of five percent of its outstanding shares of common stock and the intent to initiate another stock repurchase program.

Item 7.     Financial Statements and Exhibits

     (c)     Exhibits

             99.1  Press release dated April 28, 1999.
             99.2  Press release dated April 22, 1999.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CLASSIC BANCSHARES, INC.




Date: May 12, 1999                      By: /s/Lisah M. Frazier
     -----------------                  -------------------------------
                                        Lisah M. Frazier, Senior Vice
                                        President, Treasurer and Chief
                                        Financial Officer

                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

    For Additional Information Contact:
    David B. Barbour, President and Chief Executive Officer
    Lisah Frazier, Senior Vice President, Treasurer and Chief Financial Officer
    (606) 325-4789
    Fax (606) 324-1307

  CLASSIC BANCSHARES, INC. REPORTS ANNUAL EARNINGS AND LOAN AND DEPOSIT GROWTH


     Ashland, Kentucky, -- April 28, 1999 -- Classic Bancshares,  Inc. (NASDAQ -
CLAS) had net income for the fourth quarter ended March 31, 1999 of $246,000 compared to net income in the fourth quarter of 1998 of $229,000. Basic earnings per share were $.21 for the quarter ended March 31, 1999 compared to $.20 for the quarter ended March 31, 1998.

     For the year ended March 31, 1999, the Company reported net income of $885,000, or $.75 basic earnings per share compared to $1.0 million, or $.87 basic earnings per share reported for the year ended March 31, 1998. Return on average assets was .6% for the twelve months ended March 31, 1999 compared to
 .8% for the twelve months ended March 31, 1998. Net income for the year ended March 31, 1998 included a $245,000 gain, net of tax, recorded from the settlement of First National's pension plan. Excluding this one-time gain, net income for 1998 would have been $775,000, or $.66 per share. Return on average assets for 1998 excluding the pension gain would have been .6%.

     Classic Bancshares' assets increased $11.8 million from $131.1 million at March 31, 1998 to $142.9 million at March 31, 1999. The increase in assets was primarily due to an increase in loans of $7.4 million and an increase in investment and mortgage-backed securities of $3.7 million. Loans increased $7.4 million from $90.1 million at March 31, 1998 to $97.5 million at March 31, 1999. The increase in loans is primarily the result of aggressive origination efforts and improved loan demand within the Company's market areas. Deposits increased $12.8 million from $104.9 million at March 31, 1998 to $117.7 million at March 31, 1999 due to increased marketing efforts and the opening of two additional banking offices in the first quarter of fiscal 1999.

     Asset quality remained stable as total non-performing assets was .7% of total assets at March 31, 1999 compared to .4% at March 31, 1998. The Company recorded a provision for loan losses of $35,000 in the current quarter and $100,000 for the year resulting in an allowance for loan losses of $861,000 at March 31, 1999 equal to 204% of total non- performing loans, 87% of non-performing assets and .9% of total loans receivable.

     President and Chief Executive Officer, David B. Barbour stated that, "Fiscal year 1999 represented a year of expansion, growth and technological advances for the Company while also recording the third consecutive quarterly increase in earnings. The successful opening of two new banking offices during 1998 contributed to a 12.2% increase in deposits and an 8.2% increase in loans. On an adjusted earnings basis, net income after tax increased 14% over fiscal year 1998 and represents the third consecutive year of increased earnings for the Company."

     "We also announced the acquisition of Citizens Bank in Grayson, Kentucky which after closing will operate as a branch of Classic Bank and is anticipated to become accretive to earnings immediately. This acquisition will allow us to extend our franchise in an important and growing market while further allowing the Company to continue the consolidation of corporate functions. The implementation of our transactional web site and home-banking product has enabled us to provide our customers with technology products and services comparable to our national and regional banking competitors. The investments made during fiscal year 1999 in technology, ATM's and additional offices will continue to benefit earnings in future periods through market share increases in deposits and loans, further leveraging overhead efficiencies."

     Net interest income increased $115,000 to $1.3 million for the fourth quarter ended March 31, 1999 compared to $1.2 million for the fourth quarter ended March 31, 1998. Net interest income increased $149,000 to $4.8 million for the twelve months ended March 31, 1999 compared to $4.7 million for the twelve months ended March 31, 1998. The net interest margin was 3.9% for the quarter ended March 31, 1999 and 3.8% for the year ended March 31, 1999 compared to 3.8% for the quarter ended March 31, 1998 and 3.9% for the year ended March 31, 1998.

     Non-interest income was $182,000 for the quarter ended March 31, 1999 compared to $169,000 for the quarter ended March 31, 1998. Non-interest income increased for the quarter due to an increase in fees and service charges on deposit accounts and fees earned on the origination of secondary market loans. Non-interest income was $675,000 for the twelve months ended March 31, 1999 compared to $873,000 for the twelve months ended March 31, 1998. The decrease in non-interest income for the twelve month period was primarily the result of a $371,000 gain recorded in 1998 from the settlement of First National's pension plan offset by an increase in fees and service charges on deposit accounts and an increase in fees earned on the origination of secondary market loans. The increase in fees and service charges on deposits is the result of new product offerings, an increased deposit base and aggressive pricing strategies.

     Non-interest expense for the quarter ended March 31, 1999 was $1.1 million compared to $994,000 for the quarter ended March 31, 1998. Non-interest expenses increased for the quarter due primarily to the implementation and marketing of the transactional web site with home banking and bill pay services for the Company's subsidiary banks. Non-interest expenses also increased due to increased costs related to two additional banking offices that were not open during the same quarter in 1998.

     Non-interest expense was $4.3 million for the twelve months ended March 31, 1999 compared to $4.0 million for the twelve months ended March 31, 1998. Non-interest expenses increased for the year due to increased costs related to the opening of two new banking offices in the first quarter of fiscal 1999.

     Stockholders' equity was $20.3 million at March 31, 1999 compared to $20.4 million at March 31, 1998.

     Classic Bancshares, Inc. also previously announced the acquisition of Citizens Bank, Grayson. Immediately upon closing of the transaction, the charter for Citizens Bank will be dissolved and operated as a branch of Classic Bank. The transaction is anticipated to be completed in mid May 1999.

     Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has two subsidiaries, Classic Bank and First National Bank of Paintsville. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with two branch offices located in Boyd and Greenup counties. First National Bank of Paintsville operates at 240 Main Street, Paintsville, Kentucky with one branch office located in Johnson County.

     When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial erformance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.













                             SEE FOLLOWING PAGES FOR
                             SELECTED FINANCIAL DATA
                        INCLUDED AS PART OF THIS RELEASE

                             SELECTED FINANCIAL DATA

     The  following  table  sets  forth  selected   financial  data  of  Classic
Bancshares, Inc. as of March 31, 1999 and March 31, 1998 and for the three and twelve months ended March 31, 1999 and 1998.

                                                   March 31,       March 31,
                                                      1999           1998
                                                   ---------      -----------
                                                         (In Thousands)

Selected Financial Condition Data:
---------------------------------

  Total Assets                                     $142,897       $ 131,121
  Cash and other interest bearing deposits
   with other financial institutions                  4,486           3,625

Loans receivable, net                                97,527          90,100

Investment securities:
  Available for sale
                                                     26,526          19,474
Mortgage-backed securities:
  Available for sale                                  4,479           7,831
Goodwill                                              2,779           2,903
Deposits                                            117,732         104,927
Securities sold under agreement to repurchase
                                                      2,099           3,522
FHLB advances
                                                        388               -
Stockholders' Equity, subject to certain
 restrictions                                        20,263          20,407



                                                    Three Months Ended       Twelve Months Ended
                                                          March 31,               March 31,
                                                    ------------------       -------------------
                                                     1999        1998         1999         1998
                                                    ------       -----       ------       ------
                                                                   (In Thousands)

Selected Operations Data:
-------------------------

Total interest income                               $ 2,489     $ 2,362     $ 9,822     $  9,507
Total interest expense
                                                      1,214       1,202       4,978        4,812
                                                    -------     -------     -------     --------
    Net interest income
                                                      1,275       1,160       4,844        4,695
Provision for loan losses
                                                         35          30         100          158
                                                    -------     -------     -------     --------
    Net interest income after provision
      for losses on loans
                                                      1,240       1,130       4,744        4,537
                                                    -------     -------     -------     --------
Fees and service charges
                                                        119          91         456          344
Gain on sale of securities
                                                          -           1           4           29
Gain on pension plan settlement
                                                          -           -           -          371
Other noninterest income
                                                         63          77         215          129
                                                    -------     -------     -------     --------
    Total noninterest income
                                                        182         169         675          873
    Total noninterest expense
                                                      1,140         994       4,296        3,994
                                                    -------     -------     -------     --------
Income before income taxes
                                                        282         305       1,123        1,416
Income tax expense (benefit)
                                                         36          76         238          396
                                                    -------     -------     -------     --------
     Net income                                     $   246     $   229     $   885     $  1,020
                                                    =======     =======     =======     ========


                                                      At of for the             At or for the
                                                    Three Months Ended       Twelve Months Ended
                                                          March 31,               March 31,
                                                    ------------------       -------------------
                                                     1999        1998         1999         1998
                                                    ------       -----       ------       ------
Other Data:
----------

Return on average assets (ratio of net
 income to total average assets)*                      .7%          .7%         .6%          .8%
Return on average equity (ratio of net
 income to total average assets)*                     4.8          4.5         4.3          5.2
Net interest margin**                                 3.9          3.8         3.8          3.9
Non-performing assets to total assets                 0.7          0.4         0.7          0.4
Allowance for loan losses to non-
 performing loans                                   204.2        249.6       204.2        249.6
Equity to total assets at end of period              14.1         15.6        14.1         15.6
Efficiency ratio***                                  78.2         74.8        77.8         71.7
Basic earnings per share                            $0.21        $0.20       $0.75        $0.87
Fully diluted earnings per share                    $0.20        $0.19       $0.72        $0.83
Book value per share                               $16.08       $15.70      $16.08       $15.70
Tangible book value per share                      $13.87       $13.47      $13.87       $13.47
Number of full service offices                          5            4           5            4
Number of ATM locations
                                                       12            6          12            6

--------------------------

*       Annualized
**     Net interest income annualized divided by average-earning assets.
***   Non-interest expenses divided by the total of net interest income and non-interest income.





Analysis of Net Income (dollars in thousands)
---------------------------------------------

                                                    1999      1998     Change
                                                   -------   ------    ------

Reported net income                                $   885   $ 1,020   -13.2%
Gain on settlement of pension plan, net of tax     $     -   $  (245)      -
Adjusted net income                                $   885   $   775    14.2%
Adjusted primary earnings per share                $  0.75   $  0.66    13.6%
Adjusted diluted earnings per share                $  0.72   $  0.63    14.3%

                                  EXHIBIT 99.2

FOR IMMEDIATE RELEASE

    For Additional Information Contact:
    David B. Barbour, President and Chief Executive Officer
    Lisah Frazier, Senior Vice President, Treasurer and Chief Financial Officer
    (606) 325-4789
    Fax (606) 324-1307

 CLASSIC BANCSHARES, INC. DECLARES A CASH DIVIDEND AND ANNOUNCES THE COMPLETION
              OF A REPURCHASE OF 5% OF ITS SHARES AND THE INTENT TO
                    INITIATE ANOTHER STOCK REPURCHASE PROGRAM

     Ashland, Kentucky, -- April 22, 1999 -- Classic Bancshares,  Inc. (NASDAQ -
CLAS) has announced that the Company will pay a quarterly cash dividend of $.08 per share. The dividend will be payable on May 17, 1999 to shareholders of record on May 3, 1999.

     Classic Bancshares, Inc. also announced that the Company recently completed the repurchase of 5% of its outstanding shares of common stock, which resulted in the purchase of 65,000 shares. The shares were purchased in the open market from October 1998 to April 1999. The reacquired shares are being held as treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options.

     The Company also announced its intent to repurchase up to another 5% of its outstanding shares of common stock in the open market over a twelve-month period at prevailing market prices from time to time depending on market conditions. The Company has 1,237,300 shares outstanding. David B. Barbour, President and Chief Executive Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock. Mr. Barbour stated, "We believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our stockholders."

     Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has two subsidiaries, Classic Bank and First National Bank of Paintsville. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with two branch offices located in Boyd and Greenup counties. First National Bank of Paintsville operates at 240 Main Street, Paintsville, Kentucky with one branch office located in Johnson County.